Exhibit 99.2

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman
Senior Vice President -
Finance
Horace Mann Educators
Corporation
(217) 788-5708
www.horacemann.com

HORACE MANN ESTIMATES IMPACT

OF SECOND QUARTER CATASTROPHES

SPRINGFIELD, Ill., July 14, 2008 — Horace Mann Educators Corporation (NYSE:HMN) estimates its financial impact from catastrophe activity during the three months ended June 30, 2008 will total $22 million to $24 million pretax. This range represents the estimated net losses both from claims reported to the company and from expected claims from policyholders with damage from catastrophe events that occurred during the second quarter plus approximately $1 million related to reserve development for catastrophe activity in the first quarter of 2008. The company’s pretax catastrophe costs were $4.9 million for the three months ended June 30, 2007.

“Weather-related claims in the first quarter of 2008 exceeded normal levels and unfortunately that increased activity continued this quarter. The frequency of severe storms that occurred during the second quarter was significantly higher than recent averages — the number of tornadoes is more than double the average for the second quarters of the last three years and is also greater than the full year counts for each of those years — representing a challenge for Horace Mann and other companies throughout the industry,” said Louis G. Lower II, President and Chief Executive Officer. “Horace Mann clients can be assured that we are here to help them through the claims process and make every effort to ensure timely and equitable claims settlements.”

Horace Mann plans to release second quarter 2008 financial results on Wednesday, July 30, 2008, followed by a conference call at 10:00 a.m. EDT on Thursday, July 31, 2008, to discuss the company’s second quarter performance. Live and archived broadcasts of that conference call will be posted on the company’s Web site.

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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